Exhibit 99.1

Dear Shareholder:

I am extremely proud of what our team has accomplished in a short amount of time since going public in February.  Digital currency is a phenomenon that we are truly passionate about and believe it has the ability to disrupt the way value is transmitted on a global scale.  Today, Bitcoin Shop, Inc. (“Bitcoin Shop”) is entrenched in this movement with a platform and growth strategy that I believe has positioned us to be a pioneer in the industry.  I want to share with you the reasons why I believe our shareholders should be optimistic about our future as we continue to create value.

We have set forth a strategy to utilize our ecommerce platform as an on-ramp to build a universal digital currency ecosystem, which aims to provide consumers with a means to buy, sell, secure, and utilize digital currencies.

Building an All-In-One Digital Currency Ecosystem:
The digital currency ecosystem can be grouped into a few distinct segments: merchants, mining, wallets, exchanges, payment processing, and financial services. Bitcoin Shop has made strategic investments in leading companies in each segment and has partnered with others.  Bringing all these pieces of the puzzle together provides us with the potential to build an all-in-one digital currency solution.

The Bitcoin Shop On-ramp:  Ecommerce 2.0 Platform
Our 2.0 version (still in beta) includes the following features:
●	Intelligent Shopping Engine: Finds consumers competitive prices on products from over 85 retailers all from within our platform;
●	Millions of products: Our 2.0 site offers over 2 million products with plans to grow our product offering;
●	Credit Card Acceptance Planned: According to Forrester Research, Inc., U.S. online ecommerce product sales from credit cards are estimated to be $260 billion for 2014; and
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Ivee: We have partnered with Interactive Voice, an “Internet of Things” company, that sells “Ivee”, a smart and connected Wi-Fi enabled clock with voice activated features. This is one of many initiatives geared to drive sales, create attention and lower our customer acquisition cost.

Bitcoin Shop has partnered and made investments with some of the more prominent companies in the industry.

Payment Processor:  GoCoin
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About:  GoCoin, LLC is the first international payment platform for digital currencies, making it easier than ever for online and retail merchants to accept bitcoin, litecoin and dogecoin payments.  GoCoin enables merchants to reap the benefits of accepting digital currency without taking on the perceived risk.  GoCoin recently partnered with PayPal and Shopify.  For more information, please visit www.gocoin.com.

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Why:  Our investment in GoCoin's international payment processing platform is complementary to our business model by enabling customers the ability to use the growing number of digital currencies when shopping on our site by leveraging GoCoin's enhanced payment platform.

Mining:  Hashmaster Tech
●	About: Hashmaster Tech, LLC operates a digital currency data-mining center that specializes in mining bitcoins.
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Why: We believe there is great potential for larger-scale data center operators to mine digital currency and generate significant revenue.  Today our digital currency mining equipment is operational and minting bitcoins.  While operating just 60% of our initial mining hardware during the implementation and testing period and for only one week of operation, we mined approximately $1,000 worth of bitcoins.  We have subsequently ordered equipment which we anticipate will almost triple our mining capacity.

1901 N. Fort Myer Dr., Suite 1105
Arlington, VA 22209
P: (248) 764-1084

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Secure Wallet:  Bitvault, Inc. (Gem.co)
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About:  Bitvault, which operates the Gem platform (https://gem.co), is a cloud-based wallet utilizing the latest features found in advanced Bitcoin wallets. The organized wallets are fully structured with accounts and payees, just like a regular bank account, but with more flexibility. With the wallet stored in the cloud, funds are available anytime, anywhere in the world.

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 Why:  Gem offers a white-label wallet, accessible through the cloud.  We plan to integrate Gem into our platform, which should allow us to offer our customers a user experience with enhanced protection.  This investment supports our strategy to become a universal gateway for users to access the digital currency ecosystem and its growing set of products and services.

Financial Services:  Expresscoin Technologies
●	About: Acts as a global bridge to digital currencies from many points of service including banks, payment gateways, ATM networks and more.
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Why:  We believe our planned integration with Expresscoin will provide a platform for our consumers who want to obtain digital currencies seamlessly through our site. Expresscoin allows users to buy and sell digital currencies and is an important part of the overall services we plan to offer our growing customer base.

ATMs:  Coin Outlet
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About: Coin Outlet Inc. manufactures AML / KYC compliant Bitcoin Kiosks (similar to an ATM) with two-way transaction via a recycler and secure fulfillment services with bank grade security for the general public to safely buy and sell bitcoins with cash. Coin Outlet recently partnered with Locant Services, who holds the exclusive rights to locate equipment such as bitcoin ATMs at over 100,000 high traffic locations across the United States. The first 30 kiosks should be installed by the end of this year.

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Why: ATMs allow consumers to exchange fiat currency for bitcoins through one fundamental and easy-to-use transaction.  We plan to leverage their ATM network as a means to acquire new customers and be an on-ramp to our planned universal digital currency ecosystem.

Establishment of Industry Veteran Advisory Board:
I am thrilled that so many prominent figures within the digital currency ecosystem have agreed to join our Advisory Board. Through our Advisory Board, we now have inroads into college networks, access to key international players and solid legal expertise in the areas of money transmission and security.

In conclusion, with so many important initiatives underway we are more excited than ever about our future.  I welcome you to shop on our website and encourage your friends, family, co-workers and acquaintances to do the same.  We plan to launch a referral program in the near future. I anticipate that as our user base and sales grow, so will our valuation.  If you use social networks follow us on Twitter and Facebook.

Respectfully Charles Allen Chief Executive Officer

1901 N. Fort Myer Dr., Suite 1105
Arlington, VA 22209
P: (248) 764-1084